UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Information Statement

VIEWBIX INC.

(Name of Registrant as Specified In Its Charter)

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We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy

INFORMATION STATEMENT

OF

VIEWBIX INC.

3 Hanehoshet St, Building B

7th floor

Tel Aviv, Israel 6971068

Tel: +972-9-774-1505

Dear Stockholders:

This Notice and the accompanying Information Statement are being furnished to the holders (“Stockholders”) of shares of common stock, par value $0.0001 per share, of Viewbix Inc. (the “Common Stock”), a Delaware corporation (the “Corporation”, “we”, “our”, or “us”), in connection with actions taken by the holders of a majority of the issued and outstanding Common Stock (the “Majority Stockholders”), which actions were approved by written consent on January 2, 2026 (the “Stockholder Consent”) to:

(i)	approve, in accordance with Nasdaq Listing Rule 5635(a), the issuance of up to 20,488,442 shares of the Corporation’s Common Stock;

(ii)	approve the re-election of the current members of the board of directors of the Corporation (the “Board”), to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified; and

(iii)	To grant discretionary authority to the Board to (A) amend the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), as amended, to effect one or more consolidations of the issued and outstanding shares of Common Stock pursuant to which the shares of Common Stock would be combined and reclassified into one (1) share of common stock at a ratio within the range from 1-for-2 up to 1-for-20 (the “Reverse Stock Split”); and (B) determine whether to arrange for the disposition of fractional interests by Stockholders entitled thereto, to pay in cash the fair value of fractions of a share of Common Stock as of the time when those entitled to receive such fractions are determined, or to entitle Stockholders to receive from the Corporation’s transfer agent, in lieu of any fractional share, the number of shares of Common Stock rounded up to the next whole number, provided that, (X) that the Corporation shall not effect the Reverse Stock Splits that, in the aggregate, exceeds 1-for-20, and (Y) any Reverse Stock Split is completed no later than the two year anniversary of the Information Statement Effective Date (as defined below).

The actions to be taken pursuant to the Stockholder Consent shall be taken at such future date as determined by the Board, (and with respect to the Reverse Stock Split, as evidenced by the filing of the certificates of amendment with the Secretary of State of the State of Delaware (the “Secretary of State”)) but in no event earlier than the 20th day after this Information Statement is mailed or furnished to the Stockholders of record as of January 6, 2026 (the “Information Statement Effective Date”). We anticipate that this Information Statement will be mailed on or about January 16, 2026 to Stockholders of record as of January 6, 2026. The Certificate of Amendment to the Certificate of Incorporation was authorized and approved by the Stockholder Consent. This Notice and the accompanying Information Statement are being furnished only to inform the Corporation’s stockholders of the matters approved by the Majority Stockholders in accordance with Section 228(e) of the Delaware General Corporation Law (“DGCL”), the Corporation’s Amended and Restated Bylaws (the “Bylaws”) and Rule 14c-2 of the Exchange Act.

This Information Statement is being sent to you for information purposes only and you are not required to take any action.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy

By Order of the Board of Directors:

/s/ Eliyahu Yoresh
Eliyahu Yoresh
Chairman of the Board of Directors

January 15, 2026

VIEWBIX INC.

Hanehoshet St, Building B

7th floor

Tel Aviv, Israel 6971068

Tel: +972-9-774-1505

Information Statement Pursuant to Section 14C of the Securities Exchange Act of 1934

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN APPROVED BY A MAJORITY OF THE VOTING POWER OF OUR COMMON STOCK.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL INFORMATION

This Information Statement is being filed with the United States Securities and Exchange Commission (the “SEC”) on January 15, 2026, in connection with the Stockholder Consent, dated January 2, 2026 to (i) approve, in accordance with Nasdaq Listing Rule 5635(a), the issuance of up to 20,488,442 shares of the Corporation Common Stock (the “Issuance Proposal”); (ii) approve the re-election of the current members of the board of directors of the Corporation (the “Board”), to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified (the “Director Election Proposal”); and (iii) to grant discretionary authority to the Board to (A) amend the Corporation’s Amended and Restated Certificate of Incorporation, as amended, (the “Certificate of Incorporation”) to effect one or more consolidations of the issued and outstanding shares of Common Stock pursuant to which the shares of Common Stock would be combined and reclassified into one (1) share of common stock at a ratio within the range from 1-for-2 up to 1-for-20 (the “Reverse Stock Split”); and (B) determine whether to arrange for the disposition of fractional interests by Stockholders entitled thereto, to pay in cash the fair value of fractions of a share of Common Stock as of the time when those entitled to receive such fractions are determined, or to entitle Stockholders to receive from the Corporation’s transfer agent, in lieu of any fractional share, the number of shares of Common Stock rounded up to the next whole number, provided that, (X) that the Corporation shall not effect the Reverse Stock Splits that, in the aggregate, exceeds 1-for-20, and (Y) any Reverse Stock Split is completed no later than the two year anniversary of the Information Statement Effective Date (the “Reverse Stock Split Proposal”).

Pursuant to Rule 14c-2(b) promulgated by the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), the actions approved by the Majority Stockholders cannot become effective until twenty (20) days from the date of mailing or furnishing of the Definitive Information Statement to our Stockholders as of the Record Date (as defined below).

The Board unanimously adopted, approved and recommended the approval of the Issuance Proposal, Director Election Proposal and Reverse Stock Split Proposal and determined that the approval of each of the Issuance Proposal, Director Election Proposal and Reverse Stock Split Proposal is advisable and in the best interests of the Corporation and its stockholders. The Issuance Proposal, Director Election Proposal and Reverse Stock Split Proposal have also been approved by the Stockholder Consent. Such approval is sufficient under the DGCL and the Corporation’s Bylaws and no further approval by the Corporation’s stockholders is required. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

As of January 6, 2026 (the “Record Date”), there were 10,670,392 shares of our Common Stock issued and outstanding and there were no shares of preferred stock issued and outstanding.

Under Section 228 of the DCGL and our Bylaws, the written consent of stockholders holding a majority of the voting power allocated to our voting shares may be substituted for an annual or special meeting of the stockholders, provided that such written consent sets forth the action so taken and is signed by the holders of outstanding stock having not than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon were present and voted.

As of the Record Date, the Majority Stockholders held 5,541,223 shares of Common Stock, and therefore having 51.93% of all outstanding Common Stock. Therefore, no other stockholder consents will be obtained in connection with this Information Statement. The table below sets forth the ownership interests of the Majority Stockholders:

Name of Majority Stockholder	Number of Shares of Common Stock that Voted in Favor of the Resolutions	Percentage of Common Stock that Voted in Favor of the Resolutions(1)
Gix Internet Ltd.	2,818,585	26.42%
M.R.M Merhavit Holdings and Management Ltd.	493,800	4.63%
Ronen Fatal	76,719	0.72%
Capitalink Ltd.	529,259	4.96%
Nissim Daniel	647,046	6.06%
L.I.A. Pure Capital Ltd.	966,263	9.05%
Yakov Baranes	9,551	0.09%
Total	5,541,223	51.93%

(1)	Applicable percentage ownership is based on 10,670,392 shares of Common Stock outstanding as of the Record Date.

The Corporation will bear the expenses relating to this Information Statement, including expenses in connection with preparing and mailing this Information Statement and any documents that now accompany or may in the future supplement it. The Corporation contemplate that brokerage houses, custodians, nominees, and fiduciaries will forward this information statement to the beneficial owners of our Common Stock held of record by these persons, and the Corporation will reimburse them for their reasonable expenses incurred in this process.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING YOU OF THE MATTER DESCRIBED HEREIN.

ACTIONS TAKEN BY THE BOARD OF DIRECTORS AND MAJORITY STOCKHOLDERS

ITEM 1

To approve, in accordance with Nasdaq Listing Rule 5635(a), the issuance of up to 20,488,442 shares of the Corporation Common Stock

On January 2, 2026, the Majority Stockholders approved the Stockholder Consent, approving the Issuance Proposal of up to 20,488,442 shares of our Common Stock consisting of (i) up 800,000 Private Placement Shares or PIPE Pre-Funded Warrants in lieu thereof, (ii) up to 640,000 shares of Common Stock issuable upon the exercise of Common Warrants, (iii) up to 32,000 shares of Common Stock issuable upon the exercise of Advisor Warrants and (iv) up to 19,016,442 shares of Common Stock issuable pursuant to the Exchange Agreement, each as defined below.

Terms of the Transactions

Private Placement

On November 5, 2025, the Corporation entered into a securities purchase agreement (the “Original SPA”) with certain accredited investors (the “Investors”) in connection with a private placement (the “Private Placement Offering”). The Original SPA as a closing condition had that the Corporation shall have entered into a definitive and binding agreement to acquire 100% of the share capital on a fully diluted basis of Quantum. To date, the Corporation has entered into a definitive and binding agreement to acquire only 85.01% of the share capital on a fully diluted basis of Quantum (the “Acquisition”). Accordingly, the Corporation and the Investors have agreed to amend certain terms of the Private Placement Offering.

On January 1, 2026, the Corporation entered into a securities purchase agreement (the “Purchase Agreement”) with the Investors pursuant to which the Corporation agreed to sell and issue the Private Placement Offering an aggregate of 800,000 shares of Common Stock (the “Private Placement Shares”) or pre-funded warrants to purchase shares of Common Stock (the “PIPE Pre-Funded Warrants”) in lieu of the Private Placement Shares. Each Private Placement Share and Pre-Funded Warrant will be sold together with a number of warrants equal to the 80% of the total number of Private Placement Shares and PIPE Pre-Funded Warrants sold in the Private Placement Offering, or in total warrants to purchase up to an aggregate of 640,000 shares of Common Stock (the “Common Warrants” and together with the PIPE Pre-Funded Warrants, the “Warrants”, and the Warrants together with the Private Placement Shares, the “PIPE Securities”), at a combined purchase price of $1.75 per Private Placement Share and accompanying Common Warrant and $1.7499 per Pre-Funded Warrant and accompanying Common Warrant.

The Private Placement Offering and the issuance of the PIPE Securities is expected to close during the first quarter of 2026, subject to the satisfaction of customary closing conditions, receipt of the approval of the Corporation’s stockholders in accordance with applicable rules or regulations of the Nasdaq Stock Market LLC, including receipt of the Stockholder Approval related to the Acquisition. The Private Placement Offering was made without an underwriter, placement agent, broker, or dealer.

The PIPE Pre-Funded Warrants will be immediately exercisable upon issuance at an exercise price of $0.0001 per share and will not expire until exercised in full. The Common Warrants will be immediately exercisable upon issuance at an exercise price of $2.625 per share, subject to adjustment as set forth therein, and will expire five years from the issuance date. The Common Warrants may be exercised on a cashless basis if there is no effective registration statement registering the shares of Common Stock underlying the Common Warrants. A holder of the Warrants will not have the right to exercise any portion of its Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates or any other persons whose beneficial ownership of shares of Common Stock would be aggregated with the holder’s or any of the holder’s affiliates), would beneficially own shares of Common Stock in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise.

In connection with the Purchase Agreement, the Corporation entered into a registration rights agreement on November 5, 2025 (the “Registration Rights Agreement”) with each investor. Pursuant to the Registration Rights Agreement, the Corporation is required to file a resale registration statement (the “Registration Statement”) with the SEC to register for resale the Private Placement Shares and the shares of Common Stock issuable upon exercise of the Warrants within thirty (30) calendar days after the Closing Date (the “Filing Date”), and to have such Registration Statement declared effective within sixty (60) calendar days after the Filing Date in the event the Registration Statement is not reviewed by the SEC, or ninety (90) calendar days of the Filing Date in the event the Registration Statement is reviewed by the SEC. If, due to a shutdown or suspension of operations of the U.S. federal government or the SEC, the Registration Statement cannot be declared effective, the Corporation shall not be deemed to be in breach of the Registration Rights Agreement for failure to cause such Registration Statement to be declared effective during such period.

The Purchase Agreement and the Registration Rights Agreement contain representations, warranties, indemnification and other provisions customary for transactions of this nature.

The Corporation also entered into an advisory agreement (the “Advisory Agreement”) with L.I.A. Pure Capital Ltd. (“the Advisor”) pursuant to which the Advisor agreed to provide advisory services in connection with the Private Placement Offering. The Corporation agreed to pay a commission to the Advisor of (i) a cash fee of $70,000 and (ii) a warrant to purchase 32,000 shares of Common Stock (the “Advisor Warrant”). Payment of the commission is conditioned upon the closing of the Private Placement Offering. The Advisor Warrant will have the same terms as the Common Warrants issued in the Private Placement Offering. In addition, in connection with the closing of the Private Placement Offering, the Corporation shall repay $200,000 of the outstanding loan amount owed to the Advisor pursuant to that certain Amended and Restated Facility Agreement, dated July 22, 2024, by and between the Corporation and by and between such lenders set forth in Schedule 1 thereto, including the Advisor.

Aggregate gross proceeds to the Corporation in respect of the Private Placement Offering are expected to be approximately $1.4 million, before deducting fees payable to the Advisor and other offering expenses payable by the Corporation. If the Warrants are exercised in cash in full this would result in an additional $1.68 million of gross proceeds.

Securities Exchange Agreement

On December 15, 2025 (the “SEA Effective Date”), the Corporation entered into a securities exchange agreement (the “Exchange Agreement”) with Quantum X Labs Ltd. (“Quantum”) and certain of the shareholders of Quantum (the “Quantum Shareholders”), pursuant to which the Corporation agreed to issue to the Quantum Shareholders an aggregate of up to 40.0% of the Corporation’s issued and outstanding capital stock as of the SEA Effective Date, inclusive of the 800,000 shares of the Corporation’s Common Stock issuable by the Corporation in the Private Placement Offering, consisting of (i) up to 2,666,000 shares of Common Stock, representing 19.99% of the Corporation’s issued and outstanding capital stock (the “Viewbix Exchange Shares”), inclusive of the Private Placement Shares, and (ii) pre-funded warrants to purchase up to 4,447,595 shares of Common Stock, representing the balance of up to the 40.0%, as of the SEA Effective Date, less the Viewbix Exchange Shares (the “Viewbix Exchange Pre-Funded Warrants” and together with the Viewbix Exchange Shares, the “Viewbix Exchange Securities”), in exchange for up to 100%, but not less than 85%, of Quantum’s issued and outstanding share capital on a fully diluted and post-closing basis, equal to an amount up to 589,319 of Quantum’s ordinary shares (the “Quantum Exchange Securities” and together with the Viewbix Exchange Securities, the “Exchange Securities”) (the “Acquisition”).

The completion of the Acquisition and the issuances of Exchange Securities are expected to occur within 90 calendar days of the SEA Effective Date (such date, the “Closing Date”) and are subject to final due diligence, regulatory approvals, the approval of the Corporation’s stockholders in accordance with applicable rules or regulations of the Nasdaq Stock Market LLC, a number Quantum Shareholders holding at least 85% of Quantum’s share capital on a fully diluted basis having executed the Exchange Agreement or other shareholders of Quantum (each an “Additional Quantum Shareholder”) becoming party to the Exchange Agreement at a later date, but prior to the Closing Date, by executing a joinder (the “Joinder”), and customary closing conditions. Upon the closing of the Acquisition, Quantum would become a subsidiary of the Corporation.

In addition, pursuant to the Exchange Agreement, the Corporation may issue up to 12,702,847 additional shares of the Corporation’s Common Stock or pre-funded warrants to purchase shares of the Corporation’s Common Stock (collectively, the “Earn-Out Securities”), upon the achievement of certain milestones as follows: (i) the issuance of up to 1,975,998 Earn-Out Securities upon the submission of five (5) patent applications including provisional applications in total, across at least three (3) distinct sub-fields within the quantum sector, by the Quantum or any of its Portfolio Companies (as defined in the Exchange Agreement) during the 18-month period following the Closing Date, (ii) the issuance of up to 3,436,519 Earn-Out Securities upon the closing of listing, public offering, or an M&A Transaction (as defined in the Exchange Agreement) of any Portfolio Company of Quantum, at a pre-money valuation of no less than $20 million during the twenty four-month period following the Closing Date, and (iii) the issuance of up to 7,290,330 Earn-Out Securities upon the earlier of: (1) a capital raise of at least $10 million into either the Corporation or Quantum at a pre-money valuation of no less than $250 million; or (2) closing of any M&A Transaction Quantum, at a pre-money valuation not less than $250 million during the 48-month period following the Closing Date. Subject to the Exchange Agreement, the Earn-Out Securities may become issuable to the Quantum Shareholders only following the 12-month anniversary of the Closing Date, and only upon achievement of the applicable earn-out milestones set forth above.

At any time prior to the Closing Date, an Additional Quantum Shareholder that does not execute the Exchange Agreement on the SEA Effective Date may become a party to the Exchange Agreement by executing a Joinder to be delivered to the Corporation and Quantum. Upon delivery of a fully executed Joinder, such Additional Quantum Shareholder shall become a party to the Exchange Agreement for all purposes with respect to its Quantum Exchange Shares, and shall be bound by all applicable terms, conditions, covenants, representations, warranties and obligations contained in the Exchange Agreement as if an original signatory thereto.

The Viewbix Exchange Shares and the shares of Common Stock issuable upon the exercise of the Viewbix Exchange Pre-Funded Warrants issuable to the Quantum Shareholders will be subject to a 12-month lock-up period following the Closing Date, subject to certain exceptions. The Viewbix Exchange Pre-Funded Warrants and the pre-funded warrants issuable as Earn-Out Securities will be substantially in the same form as the PIPE Pre-Funded Warrants, will be immediately exercisable upon issuance at an exercise price of $0.0001 per share and will not expire until exercised in full. In connection with a request for a tax ruling with the Israeli Tax Authority, the shares of the Corporation’s Common Stock issued at the closing shall be held in escrow for 30 days from the closing for the benefit of the Quantum Shareholders.

Nasdaq Listing Rules

Because our Common Stock is traded on the Nasdaq Capital Market, we are subject to the Nasdaq Listing Rules, including Rule 5635(a).

Nasdaq Listing Rule 5635(a) requires companies to obtain stockholder approval prior to any potential issuances of its securities that would be made in connection with the acquisition of another company’s stock or assets if (i) the Common Stock that company would be issuing in such transaction would (1) have voting power equal to or in excess of 20% of the voting power outstanding before such issuance or (2) would be in excess of 20% of the number of shares of Common Stock outstanding before such issuance or (ii) if any of the company’s directors, officers or substantial stockholders have more than a 4.99% interest, directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the potential issuance of Common Stock could result in an increase in outstanding common shares or voting power of 5% or more.

Accordingly, to comply with Listing Rule 5635(a) and our undertakings in the Purchase Agreement and the Securities Exchange Agreement, we are seeking stockholder approval of the issuance of 20,488,442 shares of our Common Stock consisting of (i) up 800,000 Private Placement Shares or PIPE Pre-Funded Warrants in lieu thereof, (ii) up to 640,000 shares of Common Stock issuable upon the exercise of Common Warrants, (iii) up to 32,000 shares of Common Stock issuable upon the exercise of Advisor Warrants and (iv) up to 19,016,442 shares of Common Stock issuable pursuant to the Exchange Agreement.

Interests of Certain Persons

Mr. Eliyahu Yoresh, the Chairman of the Corporation’s Board, holds 25,000 shares (approximately 4.24%) of Quantum and will receive up to 267,834 shares of common stock and pre-funded warrants of the Corporation’s Common Stock upon the closing of the Acquisition and the achievement of the earn-out milestones.

Other than as described above, none of the Corporation’s directors or executive officers have any interest in the transaction approved by the Majority Stockholders and described in this Information Statement except in their capacity as holders of Common Stock.

Additional Information

This summary is intended to provide you with basic information concerning the Private Placement Offering and the Acquisition. The foregoing descriptions of the Purchase Agreement, the PIPE Pre-Funded Warrants, the Common Warrants and the Registration Rights Agreement are not complete, and are qualified in their entireties by reference to the full text of such documents, copies of which were filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to our Current Report on Form 8-K filed with the SEC on November 5, 2025 and are incorporated by reference herein. The foregoing description of the Exchange Agreement is not complete, and is qualified in its entireties by reference to the full text of such document, a copy of which was filed as Exhibits 10.1 to our Current Report on Form 8-K filed with the SEC on December 15, 2025 and are incorporated by reference herein.

ITEM 2

ELECTION OF DIRECTORS

Under the Corporation’s Certificate of Incorporation and Bylaws, the number of directors on the Board is determined by the Board and is divided into three classes with staggered three-year terms. At each annual general meeting of our stockholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors expires. As indicated below, we currently have two directors in Class 1 (with a term of office expiring this year), two directors in Class 2 (with a term of office expiring in 2026), and one director in Class 3 (with a term of office expiring in 2027).

On January 2, 2026, the Majority Stockholders re-elected:

●	Amitay Weiss and Ronen Rosenbloom as Class I Directors to serve for a term of office to expire at the annual meeting of stockholders in 2028, or action by written consent in lieu of a meeting of stockholders, or until his or her successors have been elected and qualified, or until his or her earlier death, resignation, or removal;
●	Eliyahu Yoresh and Alon Dayan as Class II Directors to serve for a term of office to expire at the annual meeting of stockholders in 2026, or action by written consent in lieu of a meeting of stockholders, or until his or her successors have been elected and qualified, or until his or her earlier death, resignation, or removal[1]; and
●	Kineret Tzedef as a Class III Director to serve for a term of office to expire at the annual meeting of stockholders in 2027, or action by written consent in lieu of a meeting of stockholders, or until her successor has been elected and qualified, or until her earlier death, resignation, or removal[1].

When considering whether directors have the experience, qualifications, attributes, or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth in the subsequent pages. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

The table below identifies our current directors, who have been re-elected by the Majority Stockholders.

Name	Title	Age	Tenure	Term Expiration
Eliyahu Yoresh	Chairman of the Board of Directors, Class II Director	55	Since September 2022	2026
Amitay Weiss	Class I Director	62	Since September 2022	2025
Alon Dayan	Class II Director	48	Since March 2018	2026
Kineret Tzedef	Class III Director	45	Since September 2025	2027
Ronen Rosenbloom	Class I Director	53	Since September 2025	2025

1 Under Delaware General Corporation Law §211(b), all directorships that could be elected at an annual meeting must be included when acting by less-than-unanimous written consent. Accordingly, although the Board is staggered, all classes are being submitted for re-election solely to satisfy this technical requirement and without changing their original term expirations.

Directors’ Biographies

Class I Directors

Amitay Weiss has served as a member of our board of directors since September 19, 2022. Additionally, Mr. Weiss has served as a the chief executive officer of Gix Internet Ltd. (TASE: GIX) since September 19, 2022, and serves as director in multiple other public companies, including but not limited to, Arazim Investments Ltd. (TASE: ARZM), and Upsellon Brands Holdings Ltd. (TASE: UPSL). Mr. Weiss also serves as Chairman of the Board of Directors of Save Foods, Inc. (Nasdaq: SVFD), Maris-Tech Ltd. (Nasdaq: MTEK), Automax Motors Ltd. (TASE: AMX), Clearmind Medicine Inc. (CNSX: CMND) and SciSparc Ltd. (Nasdaq: SPRC), amongst others. In April 2016, Mr. Weiss founded Amitay Weiss Management Ltd., an economic consulting company and now serves as its Chief Executive Officer. Mr. Weiss holds a B.A in economics from New England College, an M.B.A. in business administration from Ono Academic College in Israel, an Israeli branch of University of Manchester and an LL.B from the Ono Academic College.

Ronen Rosenbloom has served as a member of our board of directors since September 2025. In addition, Mr. Rosenbloom has served as a member of the board of directors of N2OFF. Inc. (Nasdaq: NITO) since August 2020. Mr. Rosenbloom is an independent lawyer and has been working for a self-owned law firm specializing in white collar offences since 2004. Mr. Rosenbloom previously served on the board of directors of Xylo Technologies Ltd. (Nasdaq: XYLO) from 2018 to 2025 and Odysight.ai Inc. (Nasdaq: ODYS) (f/k/a ScoutCam Inc.) from 2019 to 2023. Prior to that, Mr. Rosenbloom served as chairman of the Israeli Money Laundering Prohibition committee and the Prohibition of Money Laundering Committee of the Tel Aviv District, both of the Israel Bar Association from November 2015 to December 2019. Mr. Rosenbloom holds an LL.B. from the Ono Academic College, an Israeli branch of University of Manchester.

Class II Directors

Eliyahu Yoresh has served as a member of our board of directors since September 19, 2022. Mr. Yoresh also serves as the chairman of the board of directors of Gix Internet Ltd. (TASE: GIX) since September 2022 (prior to which he served as a director since November 2020) and as the chairman of the board of directors of Rail Vision Ltd (Nasdaq: RVSN) since January 2024 (prior to which he served as a director since 2017). Additionally, Mr. Yoresh has served as a member of the Board of Directors of Xylo Technologies Ltd. (Nasdaq: XYLO) since September 2018. He also served as Chairman of the Board of Xylo from 2020 to 2025. Mr. Yoresh also serves as Chief Financial Officer of Foresight Autonomous Holdings Ltd. (Nasdaq, TASE: FRSX). In addition, Mr. Yoresh serves as a director of Elbit Imagining Ltd (TASE: EMITF) since August 2021. Mr. Yoresh served as the Chief Executive Officer of Tomcar Global Holdings Ltd., a global manufacturer of off-road vehicles, from 2005 to 2008. Mr. Yoresh is an Israeli Certified Public Accountant. Yoresh acquired a B.A. in business administration from the Business College, Israel and an M.A. in Law Study from Bar-Ilan University, Israel.

Alon Dayan has served as a member of our board of directors since March 14, 2018, and from January 24, 2018, until July 25, 2019, he served as our chief executive officer. From July 2014 to the present, Mr. Dayan served as the Chief Executive Officer and founder of L1 Systems Ltd., an Israeli based company engaged in the business of providing the public and private sectors with advanced security solutions. Since July 2013, Mr. Dayan has served as Chief Executive Officer and was the founder of Polaris Star, an Israeli-based company which is engaged in providing advanced cyber security telecommunication for utilities world-wide. Mr. Dayan earned his B.Tech degree in electronic engineering from Ariel University in Israel.

Class III Director

Kineret Tzedef has served as a member of our board of directors since September 2025. In addition, Ms. Tzedef has served as a member of the board of directors of Charging Robotics Inc. (OTC: CHEV) since September 2025 and previously served as a member of the board of directors of Xylo Technologies Ltd. (Nasdaq: XYLO) from 2019 to 2025. Ms. Tzedef also serves as a director of sports division and served in other positions at Hapoel Organization (Israeli Sport Federation) since 2007. Ms. Tzedef serves as an external director at Upsellon Brands Holdings Ltd. (TASE: UPSL), and as an external director of Augwind Energy Tech Storage Ltd. (TASE: AUGN). Ms. Tzedef is admitted to the Israel Bar Association since 2014. Ms. Tzedef holds a LL.B. from the Academic Center for Law and Science, Israel and a B.Ed. in Law Study from the Academic College at Wingate, Israel.

ITEM 3

REVERSE STOCK SPLIT

Overview

Our Board deems it advisable and in the best interest of the Corporation that the Board be granted the discretionary authority to amend the Corporation’s Certificate of Incorporation to effect the Reverse Stock Split of the Corporation’s issued and outstanding Common Stock as described below (the “Reverse Stock Split Amendment”).

The form of Reverse Stock Split Amendment to be filed with the Delaware Secretary of State is set forth in Appendix A (subject to any changes required by applicable, the Corporation may file one or more amendments with the Delaware Secretary of State to effect multiple approved proposals).

Approval of the proposal would permit (but not require) our Board to effect one or more reverse stock splits of our issued and outstanding Common Stock by a ratio of not less than 1-for-2 and not more than 1-for-20, with the exact ratio to be set at a number within this range as determined by our Board in its sole discretion, provided that the Board determines to effect the Reverse Stock Split and such amendment is filed with the appropriate authorities in the State of Delaware no later than the two year anniversary of the Information Statement Effective Date. The Corporation shall not effect Reverse Stock Splits that, in the aggregate, exceeds 1-for-20. We believe that enabling our Board to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders. In determining a ratio, if any, our Board may consider, among other things, factors such as:

●	the initial or continuing listing requirements of various stock exchanges, including the Nasdaq Capital Market;
●	the historical trading price and trading volume of our Common Stock;
●	the number of shares of our Common Stock outstanding;
●	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;
●	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and
●	prevailing general market and economic conditions.

Our Board reserves the right to elect to abandon the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Corporation and its stockholders.

Depending on the ratio for the Reverse Stock Split determined by our Board, no less than 2 and no more than 20 shares of existing Common Stock, as determined by our Board, will be combined into one share of Common Stock. The Corporation shall not effect Reverse Stock Splits that, in the aggregate, exceeds 1-for-20. Our Board will have the discretionary authority to determine whether to arrange for the disposition of fractional interests by holder entitled thereto, to pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or to entitle holders to receive from the Corporation transfer agent, in lieu of any fractional share, the number of shares rounded up to the next whole number. The amendment to our Certificate of Incorporation to effect a Reverse Stock Split, if any, will include only the reverse split ratio determined by our Board to be in the best interests of our stockholders and all of the other proposed amendments at different ratios will be abandoned.

Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

Our primary reasons for approving and recommending the Reverse Stock Split are to increase the per share price and bid price of our Common Stock in the event that the Corporation’s Common Stock were to fail to be in compliance with the continued listing requirements of Nasdaq and make the Common Stock more attractive to certain institutional investors, which would provide for a stronger investor base.

Nasdaq Listing Rule 5550(a)(2) requires a company listed on the Nasdaq Capital Market to maintain a minimum bid price of $1.00 per share. If the bid price of the company’s common stock falls below $1.00 for 30 consecutive business days, Nasdaq will notify the company that it is out of compliance. The company is then provided an initial 180-calendar-day compliance period to regain compliance by maintaining a closing bid price of at least $1.00 for a minimum of 10 consecutive business days (or such longer period as Nasdaq may require). If the company does not regain compliance during the initial period, it may be eligible for an additional 180-day compliance period, subject to satisfying certain continued listing requirements and providing notice of its intent to cure the deficiency, including by effecting a reverse stock split, if necessary. If the company does not qualify for the second compliance period or fails to regain compliance during the second compliance period, then Nasdaq will notify the company of its determination to delist the company’s securities, at which point the company will have an opportunity to appeal the delisting determination to a Hearings Panel.

Reducing the number of outstanding shares of Common Stock should, absent other factors, generally increase the per share market price of the Common Stock. Although the intent of the Reverse Stock Split is to increase the price of the Common Stock, there can be no assurance, however, that even if the Reverse Stock Split is effected, that the bid price of our Common Stock will be sufficient for us to maintain compliance with Nasdaq’s minimum bid price requirement in the event that our Common Stock does not, in the future, comply with the minimum bid price requirement.

In addition, we believe the Reverse Stock Split will make our Common Stock more attractive to a broader range of investors, as we believe that the current market price of our Common Stock may prevent certain institutional investors, professional investors and other members of the investing public from purchasing stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Furthermore, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. We believe that the Reverse Stock Split will make our Common Stock a more attractive and cost-effective investment for many investors, which in turn would enhance the liquidity of the holders of Common Stock.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split, that as a result of the Reverse Stock Split we will be able to meet or maintain a bid price over the minimum bid price requirement of Nasdaq or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split will become effective upon the filing or such later time as specified in the filing (the “Effective Time”) of the Reverse Stock Split Amendment with the Delaware Secretary of State. The exact timing of the filing of the Reverse Stock Split Amendment and the ratio of the Reverse Stock Split (within the approved range) will be determined by our Board based on its evaluation as to when such action and at what ratio will be the most advantageous to the Corporation and our stockholders. In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the Reverse Stock Split Amendment, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Depending on the ratio for the Reverse Stock Split determined by our Board, a minimum of 2 and a maximum of 20 shares in aggregate of existing Common Stock will be combined into one new share of Common Stock. Based on 10,670,392 shares of Common Stock issued and outstanding as of the Record Date, immediately following the reverse split the Corporation would have approximately 5,335,196 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is 1-for-2, approximately 1,067,039 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is 1-for-10, and approximately 533,520 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is 1-for-20, which is the maximum aggregate ratio allowed under this proposal. Any other ratios selected within such range would result in a number of shares of Common Stock issued and outstanding following the transaction between 533,520 and 5,335,196 shares. The foregoing does not give effect to (i) 6,575,616 shares of Common Stock issuable upon exercise of outstanding warrants as of the Record Date; (ii) 862,004 shares of Common Stock issuable upon the conversion of outstanding convertible debt as of the Record Date; and (iii) 862,004 shares of common stock issuable upon the exercise of warrants that are issuable upon the conversion of the outstanding convertible debt as of the Record Date.

The actual number of shares issued after giving effect to the Reverse Stock Split, if implemented, will depend on the Reverse Stock Split ratio and the number of Reverse Stock Splits, if any, that are ultimately determined by our Board.

The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Corporation, except that as described below in “Fractional Shares,” record holders of Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will be rounded up to the next whole number. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our Common Stock, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below. After the Effective Time, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934 and our Common Stock will continue to be quoted on the Nasdaq Capital Market under the symbol “VBIX”. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” as described by Rule 13e-3 under the Exchange Act.

After the Effective Time of the Reverse Stock Split, the post-split market price of our Common Stock may be less than the pre-split price multiplied by the Reverse Stock Split ratio. In addition, a reduction in number of shares outstanding may impair the liquidity for our Common Stock, which may reduce the value of our Common Stock.

Authorized Shares of Common Stock

The Reverse Stock Split will not change the number of authorized shares of the Corporation’s Common Stock under the Corporation’s Certificate of Incorporation. Because the number of issued and outstanding shares of Common Stock will decrease, the number of shares of Common Stock remaining available for issuance will increase. Currently, under our Certificate of Incorporation, our authorized capital stock consists of 500,000,000 shares of which: 490,000,000 shares are designated as common stock with a par value of $0.0001; and 10,000,000 shares are designated as preferred stock with a par value of $0.0001.

Subject to limitations imposed by Nasdaq, the additional shares available for issuance may be issued without stockholder approval at any time, in the sole discretion of our Board. The authorized and unissued shares may be issued for cash, for acquisitions or for any other purpose that is deemed in the best interests of the Corporation.

By increasing the number of authorized but unissued shares of Common Stock, the Reverse Stock Split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Corporation by causing such additional authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Corporation or its stockholders. The Reverse Stock Split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the Reverse Stock Split may limit the opportunity for the Corporation’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The Reverse Stock Split may have the effect of permitting the Corporation’s current management, including the current Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Corporation’s business. However, the Board is not aware of any attempt to take control of the Corporation and the Board has not approved the Reverse Stock Split with the intent that it be utilized as a type of anti-takeover device.

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split Common Stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our Common Stock in certificated form will be sent a transmittal letter by our transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock that they are entitled as a result of the Reverse Stock Split, subject to the treatment of fractional shares described below. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

The Corporation expects that our transfer agent will act as an exchange agent for purposes of implementing the exchange of stock certificates. No service charges will be payable by holders of shares of Common Stock in connection with the exchange of certificates. All of such expenses will be borne by the Corporation.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

The Board will have the discretionary authority to determine whether to arrange for the disposition of fractional interests by stockholders entitled thereto, to pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or to entitle stockholders to receive from the Corporation’s transfer agent, in lieu of any fractional share, the number of shares rounded up to the next whole number.

If the Board determines to arrange for the disposition of fractional interests by stockholders entitled thereto or to pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, stockholders who would otherwise hold fractional shares because the number of shares of Common Stock they hold before the Reverse Stock Split is not evenly divisible by the ratio ultimately selected by the Board will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from either: (i) the Corporation, upon receipt by the transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, upon due surrender of any certificate previously representing a fractional share, in an amount equal to such holder’s fractional share based upon the closing sale price of the Common Stock on the trading day immediately prior to the Effective Time as reported on the Nasdaq Capital Market, or other principal market of the Common Stock, as applicable, as of the date the Reverse Stock Split is effected; or (ii) the transfer agent, upon receipt by the transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all old certificate(s), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the transfer agent of all fractional shares otherwise issuable. If the Board determines to dispose of fractional interests pursuant to clause (ii) above, the Corporation expects that the transfer agent would conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of Common Stock. In this event, such holders would be entitled to an amount equal to their pro rata share of the proceeds of such sale. The Corporation will be responsible for any brokerage fees or commissions related to the transfer agent’s open market sales of shares that would otherwise be fractional shares.

The ownership of a fractional share interest following the Reverse Stock Split will not give the holder any voting, dividend or other rights, except to receive the cash payment, or, if the so determines, to receive the number of shares rounded up to the next whole number, as described above.

Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective time of the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Corporation or the transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, stockholders otherwise entitled to receive such funds, but who do not receive them due to, for example, their failure to timely comply with the transfer agent’s instructions, will have to seek to obtain such funds directly from the state to which they were paid.

Effect of the Reverse Stock Split on Employee and Consultant Plans, Options, Warrants, and Convertible or Exchangeable Securities

Based upon the Reverse Stock Split ratio determined by the Board, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the Reverse Stock Split determined by the Board, subject to our treatment of fractional shares.

Accounting Matters

The Reverse Stock Split Amendment will not affect the par value of our Common Stock per share, which will remain $0.0001 par value per share. As a result, as of the Effective Time, the stated capital attributable to Common Stock and the additional paid-in capital account on our balance sheet, on aggregate, will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of the material U.S. federal income tax consequences of the proposed Reverse Stock Split to us and to U.S. Holders (as defined below) that hold shares of our Common Stock as capital assets for U.S. federal income tax purposes. This discussion is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, current judicial decisions and administrative rulings, as of the date hereof, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any such change may cause the U.S. federal income tax consequences of the proposed Reverse Stock Split to vary substantially from the consequences summarized below. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below and there can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed Reverse Stock Split.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders (as defined below) in light of their particular circumstances or to stockholders who may be subject to special tax treatment under the Code, including, without limitation, dealers in securities, commodities or foreign currency, holders who are treated as non-U.S. persons for U.S. federal income tax purposes, certain former citizens or long-term residents of the United States, insurance companies, tax-exempt organizations, banks, financial institutions, small business investment companies, regulated investment companies, holders who are S Corporations or other pass through entities, real estate investment trusts, retirement plans, holders whose functional currency is not the U.S. dollar, accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements, traders that mark-to-market their securities or persons who hold their shares of our Common Stock as part of a hedge, straddle, conversion or other risk reduction transaction. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding our Common Stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the proposed Reverse Stock Split to them.

This summary does not address any tax consequences other than certain U.S. federal income tax consequences of the Reverse Stock Split. The state and local tax consequences, alternative minimum tax consequences, non-U.S. tax consequences and U.S. estate and gift tax consequences of the proposed Reverse Stock Split are not discussed herein and may vary as to each U.S. Holder (as defined below). Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the proposed Reverse Stock Split, whether or not they are in connection with the proposed Reverse Stock Split. This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Stock Split may not be the same for all stockholders. U.S. Holders (as defined below) should consult their own tax advisors to understand their individual federal, state, local and foreign tax consequences.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is or is treated as (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity or arrangement taxable as a corporation) created or organized under the laws of the United States or any subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

THIS SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT.

Tax Consequences to the Corporation

We believe that the proposed Reverse Stock Split will constitute a reorganization under Section 368(a)(1)(E) of the Code. Accordingly, we should not recognize taxable income, gain or loss in connection with the proposed Reverse Stock Split.

Tax Consequences to U.S. Holders

A U.S. Holder generally should not recognize gain or loss upon the proposed Reverse Stock Split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of our Common Stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of our Common Stock received pursuant to the proposed Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of our Common Stock exchanged therefor (reduced by the amount of such basis that is allocated to any fractional share of our Common Stock that is surrendered in exchange for cash in lieu of such fraction share). The U.S. Holder’s holding period in the shares of our Common Stock received pursuant to the proposed Reverse Stock Split should include the holding period in the shares of our Common Stock exchanged therefor. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of Common Stock surrendered in a recapitalization to shares received in the recapitalization. U.S. Holders of shares of our Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder that, pursuant to the proposed Reverse Stock Split, receives cash in lieu of a fractional share of our Common Stock should generally recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s aggregate adjusted tax basis in the shares of our Common Stock surrendered that is allocated to such fractional share. Such capital gain or loss will be short term if the pre-Reverse Stock Split shares were held for one year or less at the effective time of the Reverse Stock Split and long term if held for more than one year. Long-term capital gains of individuals are subject to tax at reduced rates.

A U.S. Holder of our Common Stock may be subject to information reporting and backup withholding on cash paid in lieu of a fractional share in connection with the proposed Reverse Stock Split. A U.S. Holder of our Common Stock will be subject to backup withholding if such U.S. Holder is not otherwise exempt and such U.S. Holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders of our Common Stock should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

The U.S. federal income tax discussion set forth above does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s circumstances and income tax situation. Accordingly, we urge you to consult with your own tax advisor with respect to all of the potential U.S. federal, state, local and foreign tax consequences to you of the Reverse Stock Split.

No Appraisal Rights

Under Delaware law and our charter documents, holders of our Common Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table lists the number of shares of Common Stock of our Corporation as of the Record Date that are beneficially owned by (i) each person or entity known to our Corporation to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Corporation; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the Nirules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

Unless otherwise indicated, the address of each person or entity named below is c/o the Viewbix Inc., 3 Hanehoshet St, Building B, 7th floor, Tel Aviv, Israel 6971068.

Name of Beneficial Owner	Common Stock Beneficially Owned (1)		Percentage of Common Stock Owned (1)
5% Owners
Gix Internet Ltd.	2,883,753	(2)	26.86%
L.I.A. Pure Capital Ltd.	7,584,425	(3)	43.87%
Nissim Daniel	647,046		6.06%
Executive Officers and Directors
Amihay Hadad, Chief Executive Officer	47,008	(4)	* %
Shahar Marom, Chief Financial Officer	23,504	(5)	* %
Eliyahu Yoresh, Chairman of the Board of Directors	220,269	(6)	2.05%
Amitay Weiss, Director	74,786	(7)	* %
Alon Dayan, Director	447	(8)	* %
Kineret Tzedef, Director	-		-%
Ronen Rosenbloom, Director	-		-%
Officers and Directors as a Group (7 persons)	366,014		3.42%

*	Less than 1%.

(1)	Applicable percentage ownership is based on 10,670,392 shares of Common Stock outstanding as of the Record Date. No convertible securities are exercisable within 60 days.

(2)	Consists of (i) 2,818,585 shares of Common Stock, (ii) warrants to purchase up to 65,168 shares of Common Stock issuable upon the exercise of warrants issued in 2019. The address of Gix Internet Ltd. is 3 Hanehoshet St, Building B, 7th floor, Tel Aviv, Israel 6971068. Gix Internet Ltd. is a publicly traded company. To the best of our knowledge, Gix Internet Ltd. does not have any controlling shareholders. As of January 1, 2026, as reported by the Tel Aviv Stock Exchange, Xylo Technologies Ltd., a wholly-owned subsidiary of L.I.A. Pure Capital Ltd., holds approximately 31.53% of the issued and outstanding share capital of Gix Internet Ltd. The chief executive officer of Gix Internet Ltd. is Mr. Amitay Weiss, a member of our board of directors, and the chief financial officer of Gix Internet Ltd is Mr. Amihay Hadad, our chief financial officer. Mr. Eliyahu Yoresh, the chairman of the board of directors, is also the chairman of the board of directors of Gix Internet Ltd.

(3)	Consists of (i) 56,584 shares of common stock issuable upon the exercise of pre-funded warrants issued in the July 2025 Private Placement, (ii) 56,584 shares of common stock issuable upon the exercise of common warrants issued in the July 2025 Private Placement, (iii) 966,263 shares of common stock, (iv) 5,296,610 shares of common stock issuable upon the exercise of warrants, (v) warrants to purchase up to 208,384 shares of Common Stock issuable upon the exercise of warrants issued in connection with credit facilities in June 2024 and July 2024, (vi) 500,000 shares of common stock issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024 and (vii) 500,000 shares of common stock issuable upon the exercise of warrants that are issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling stockholder would have beneficially owned approximately 43.93% of our outstanding shares of common stock prior to this offering. Kfir Silberman is the officer, sole director, chairman of the board of directors and controlling shareholder of L.I.A. Pure Capital Ltd., and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916. L.I.A. Pure Capital Ltd. was the lead lender in a credit facility entered that we entered into in June 2024 and the lead investor in a private placement that we entered into in July 2025.

(4)	Consists of (i) 2,518 shares of Common Stock, (ii) warrants to purchase up to 2,518 shares of Common Stock issuable upon the exercise of warrants issued in connection with credit facilities in June 2024 and July 2024, (iii) 20,986 shares of common stock issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024 and (iv) 20,986 shares of common stock issuable upon the exercise of warrants that are issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024.

(5)	Consists of (i) 1,259 shares of Common Stock, (ii) warrants to purchase up to 1,259 shares of Common Stock issuable upon the exercise of warrants issued in connection with credit facilities in June 2024 and July 2024, (iii) 10,493 shares of common stock issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024 and (iv) 10,493 shares of common stock issuable upon the exercise of warrants that are issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024.

(6)	Consists of (A) (i) 168,117 shares of Common Stock, and (ii) 5,144 shares of Common Stock issuable upon the exercise of common warrants issued in a private placement in July 2025, each of which are held by Eliyahu Yoresh, and (B) (i) 2,518 shares of Common Stock, (ii) 2,518 shares of Common Stock issuable upon the exercise of warrants, (iii) 20,986 shares of Common Stock issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024 and (iv) 20,986 shares of Common Stock issuable upon the exercise of warrants that are issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024, each of which are held by Yoresh Capital Ltd., of which Eliyahu Yoresh is the officer, sole director, chairman of the board of directors and controlling shareholder. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. Eli Yoresh is the officer, sole director, chairman of the board of directors and controlling shareholder of Yoresh Capital Ltd., and its address is Yitzhak Rabin 5 Kiryat Ono, Israel.

(7)	Amitay Weiss is the officer, sole director, chairman of the board of directors and controlling shareholder of Amitay Weiss Management Ltd., and its address is Haatsmaut St 41, Petah Tikva, Israel. Consists of (i) 30,296 shares of Common Stock, (ii) warrants to purchase up to 2,518 shares of Common Stock issuable upon the exercise of warrants issued in connection with credit facilities in June 2024 and July 2024, (iii) 20,986 shares of common stock issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024 and (iv) 20,986 shares of common stock issuable upon the exercise of warrants that are issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024.

(8)	Represents shares held by L1 Systems Limited (“L1 Systems”) over which shares Mr. Dayan, as sole officer and director of L1 Systems, has voting and dispositive power.

NO APPRAISAL OR DISSENTERS’ RIGHTS

Stockholders are not entitled to dissenter’s rights of appraisal under the DGCL, the Corporation’s Certificate of Incorporation, or the Corporation’s Bylaws.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No officer or director or any associate of any such person has any substantial interest, direct or indirect, in the matters acted upon by our Board and stockholders, other than in such role as a stockholder, officer or director.

INFORMATION STATEMENT COSTS

The cost of delivering this Information Statement, including the preparation, assembly and mailing of the Information Statement, as well as the cost of forwarding this material to the beneficial owners of our Common Stock will be borne by us. The Corporation may reimburse brokerage firms and others for expenses in forwarding Information Statement materials to the beneficial owners of our Common Stock.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. The Corporation will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Corporation should direct the additional copy of the Information Statement, to Viewbix Inc., 11 Derech Menachem Begin Street, Ramat Gan, Israel 5268104 or by calling the Corporation at +972 9-774-1505.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Corporation to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Corporation at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Corporation to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Corporation’s principal executive offices.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This Information Statement contains forward-looking statements, which reflect our views with respect to future events. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates,” “intends,” “believes,” “will,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

You should rely only on the information the Corporation has provided in this Information Statement. The Corporation has not authorized any person to provide information other than that provided herein. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document, unless expressly set forth otherwise.

ADDITIONAL INFORMATION

The Corporation is subject to the filing requirements of the Exchange Act, and in accordance therewith files reports, proxy/information statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “Exchange Act Filings”) with the SEC. Reports and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C., 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System.

We will provide without charge an information statement upon written or oral request of such person by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Such requests should be directed to the address and phone number indicated below. This includes information contained in documents filed subsequent to the date on which definitive copies of the proxy statement are sent or given to security holders, up to the date of responding to the request.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to Stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Corporation will deliver promptly upon written or oral request a separate copy of the Information Statement to a Stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Corporation should direct the additional copy of the Information Statement, to the Corporation at Viewbix Inc., 3 Hanehoshet St, Building B, 7th floor, Tel Aviv, Israel 6971068.

If multiple Stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Corporation to mail each Stockholder a separate copy of future mailings, you may mail notification to, or call the Corporation at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Corporation to mail one copy of future mailings to Stockholders at the shared address, notification of such request may also be made by mail or telephone to the Corporation’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Corporation only for informational purposes in connection with the Stockholder actions by written consent described herein, pursuant to and in accordance with Rule 14c-2 under the Exchange Act. Please carefully read this Information Statement.

By order of the Board of Directors of

VIEWBIX INC.

3 Hanehoshet St, Building B

7th floor

Tel Aviv, Israel 6971068

Tel: +972-9-774-1505

January 15, 2026

By:	/s/ Eliyahu Yoresh
Eliyahu Yoresh
Chairman of the Board of Directors

Appendix A

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VIEWBIX INC.

Viewbix Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

A.	The Corporation was originally incorporated under the name the Infergene Company by the filing of its original Certificate of Incorporation with the Secretary of State of the State Delaware on August 16, 1985.

B.	This Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which amends, restates and further integrates the certificate of incorporation of the Corporation as heretofore in effect, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL, and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

C.	Article IV of the Restated Certificate of Incorporation is hereby further amended to add the following as paragraph C:

“C. Effective immediately upon the effectiveness of the Certificate of Amendment adding this paragraph to Article IV of this Certificate of Incorporation (the “Effective Time”), each two (2) to twenty (20) shares of Common Stock that are issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, with the exact ratio within such range to be determined by the Board of Directors prior to the Effective Time and publicly announced by the Corporation, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The Reverse Stock Split shall occur automatically without any further action by the Corporation or its stockholders and whether or not any certificate representing such shares immediately prior to the Effective Time (the “Old Certificate”) is surrendered to the Corporation. The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock. The Reverse Stock Split shall be effected on a certificate-by-certificate basis and no fractional shares shall be issued upon the reclassification and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors. Following the Effective Time, each Old Certificate shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified and combined, subject to the elimination of fractional share interests as described above, until such time as such Old Certificate has been surrendered to the Corporation.”

D.	On [ ], 2026, the Board of Directors of the Corporation determined that each [ ( )] shares of the Corporation’s common stock, par value $0.0001 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time, shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, pursuant to the amendment set forth in this Certificate of Amendment. The Corporation publicly announced this ratio on [ ], 2026.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed and acknowledged on            , 2026.

By:
Amihay Hadad, Chief Executive Officer